Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of our report dated April 10, 2024, relating to the consolidated financial statements of Altamira Therapeutics Ltd. appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

BDO AG

/s/ Christoph Tschumi	/s/ Grégoire Weber
Zurich, Switzerland
April 10, 2024